Rule 424(b)(3)
                                                  Registration No. 33-7235


             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.



             SUPPLEMENT DATED JULY 1, 1997 TO THE PROSPECTUS DATED
   SEPTEMBER 28, 1995 FOR THE UNIVERSAL FOODS CORPORATION 1985 STOCK PLAN FOR EXECUTIVE EMPLOYEES.

   General

             This Supplement contains certain updated information concerning the offering by the selling shareholders listed herein (the "Selling Shareholders") of shares of Common Stock (the "Common Stock") of Universal Foods Corporation (the "Company"), which shares are or may become issuable upon exercise of stock options or other awards previously granted by the Company to the Selling Shareholders under the Universal Foods Corporation 1985 Stock Plan for Executive Employees (the "Plan"). This Supplement does not contain complete information and should be read in conjunction with the Company's Prospectus dated September 28, 1995, describing the offering by the Selling Shareholders. Additional copies of the Prospectus may be obtained from the Company, 433 East Michigan Street, Milwaukee, Wisconsin 53202, Attention: Secretary.

   Available Information

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New
   York 10048; Los Angeles Regional Office, 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036-3648; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Electronic filings of such material made through the EDGAR System are publicly available through the Commission web site at http://www.sec.gov.

             The Common Stock is listed on the New York Stock Exchange. Reports and other information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   Selling Shareholders

             The following table sets forth the names of the Selling Shareholders and certain information about them as of July 1, 1997, which information has been furnished to the Company by such Selling
   Shareholders. All of the Selling Shareholders are executive officers of the Company and Mr. Manning is also a director of the Company.

                                                            Number of Shares
                                                                 to be
                              Number of       Number of       Beneficially
                               Shares           Shares         Owned Upon
                            Beneficially       Offered       Completion of
            Name              Owned(1)        Hereby(2)       Offering(3)

    Richard Carney               45,796         2,062              43,734
    Thomas J. Degnan            146,255        23,438             122,817
    Richard F. Hobbs             96,777         7,000              89,777
    Kenneth P. Manning          246,859        11,500             235,359
    James F. Palo               125,126        15,000             110,126
    Kenneth G. Scheffel          83,475        16,125              67,350
    Michael A. Wick             120,413        19,305             101,108

    _______________

    (1)  Includes shares issuable upon exercise of outstanding options.

    (2) Represents shares issued or issuable pursuant to options or other awards granted under the Plan as of July 1, 1997.

    (3)  No Selling Shareholder would own 1% or more of the Company's Common
         Stock.






                  The date of this Supplement is July 1, 1997.